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                                                                    Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS


        We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to The Nextera Enterprises, Inc. International Employee Stock Purchase Plan and The Amended and Restated 1998 Equity Participation Plan of Nextera Enterprises, Inc. of our report dated February 7, 2001, except for Note 6, as to which the date is March 30, 2001, with respect to the consolidated financial statements and schedule of Nextera Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP

Boston, Massachusetts
June 13, 2001